     AMENDMENT No. 3, dated as of September 25, 1998 (this "Amendment"), to the Loan and Security Agreement, dated as of April 25, 1997 (as heretofore or hereafter amended, supplemented and otherwise modified, the "Agreement"), among The Cosmetic Center, Inc. (the "Borrower"), the financial institutions listed therein and BankAmerica Business Credit, Inc., as Agent.


                                WITNESSETH:

     WHEREAS, the Borrower and the Lenders are parties to the Agreement;

     WHEREAS, the Borrower has requested that the Lenders modify certain provisions of the Agreement and the Lenders are willing to do so on the terms and conditions as hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed thereto in the Agreement.

     2. Amendment to the Agreement. The Agreement is hereby amended as follows:

          (a) Section 1.1 of the Agreement is amended by deleting the definition "Adjusted Tangible Net Worth" and inserting the following new definition between the definitions "Fiscal Year" and "Funding Date":

                  "Fixed Maturity Ratio" means, for any period, the ratio of
                  (a) EBITDA during such period plus any increase in the principal amount of the Revlon Note and/or Additional Revlon Note during such period, less any decrease in the principal amount of the Revlon Note and/or Additional Revlon Note during such period to (b) the sum of the following during such period (i) total interest expense, (ii) Capital Expenditures, (iii) cash payments made against second fiscal quarter of 1998 restructuring charges and any restructuring charges subsequent to the second fiscal quarter or 1998, and
                  (iv) principal payments made on long-term debt other than the Revlon Note and the Additional Revlon Note.

          (b) Section 9.28 of the Agreement is deleted in its entirety and replaced by the following new Section 9.28:

                  "9.28 Fixed maturity Ratio. Beginning with the third fiscal quarter of 1998, the Borrower shall maintain a Fixed Maturity Ratio for any Testing Period of not less than 1.1:1. Compliance with the Fixed Maturity Ratio shall be determined as of the last day of fiscal quarter. The "Testing Period" for (i) the third fiscal quarter of 1998 shall be the third fiscal quarter of 1998, (ii) the fourth fiscal quarter of 1998 shall be third and fourth fiscal quarters of 1998, (iii) the first fiscal quarter of 1999 shall be the third and fourth quarters of 1998 and the first fiscal quarter of 1999,
                  (iv) the second fiscal quarter of 1999 shall be the four fiscal quarters ending on the last day of such second fiscal quarter and (v) each fiscal quarter subsequent to the second fiscal quarter of 1999, shall be the four fiscal quarters ending on the last day of such fiscal quarter."

          (c) Section 9.29 of the Agreement is deleted in its entirety and replaced by the following:

                  "Section 9.29 [Intentionally Left Blank]"

          (d)     Section 7.2(e) of the Agreement is amended by changing clause
                  (i) thereof to read as follows: "setting forth in reasonable detail (x) the Interest Coverage Ratio and (y) the calculations required to establish that CCI was in compliance with its covenant set forth in Section 9.28".

     3. Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants as follows, with the same effect as if such representations and warranties were set forth in the
Agreement:

          (i) the Borrower has the power and authority to enter into this Amendment and has taken all corporate action required to authorized the Borrower's execution, delivery and performance of the Amendment. This Amendment has been duly executed and delivered by the Borrower, and the Agreement, as amended hereby, constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms. The execution, delivery, and performance of this Amendment and the Agreement, as amended hereby, by the Borrower will not violate its certificate of incorporation or by-laws or any or any material agreement or legal requirement binding on the Borrower.

          (ii) On the date hereof and after giving effect to the terms of this Amendment, (A) the Agreement and the other Loan Documents are in


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

                  full force and effect and constitute binding obligations, enforceable against the Borrower in accordance with their respective terms, (B) no Default or Event of Default has occurred and is continuing; and (C) the Borrower has no defense to or setoff, counterclaim or claim against payment of the Obligations and enforcement of the Loan Documents based upon a fact or circumstance existing or occurring on or prior to the date hereof.

     4. Limited Effect. Except as expressly amended hereby, all of the covenants, representations and warranties (including, without limitation, those found in Section 9.1), and provisions of the Agreement are and shall continue to be in full force and effect. Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import and each reference in the other Loan Documents to the Agreement shall mean and be a reference to the Agreement as amended hereby.

     5. Conditions of Effectiveness. This Amendment shall become effective as of September 25, 1998 when and only when this Amendment shall be executed and delivered by the Borrower, the Agent and the Lenders.

     6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

     7. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

     8. Amendment. No modification or waiver of any provision of this Amendment, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.


                                   "BORROWER"


                                    The Cosmetic Center, Inc., as the Borrower


                                   By /s/ Steven Berns
                                      --------------------------------
                                      Name:  Steven Berns
                                      Title: Vice President & Treasurer


                                   "AGENT"

                                   BankAmerica Business Credit, Inc., as the
                                   Agent


                                   By /s/ Ira A. Mermelstein
                                      ---------------------------------
                                      Name: Ira A. Mermelstein
                                      Title: Vice President



                                   "LENDERS"

                                   BankAmerica Business Credit, Inc., as a
                                   Lender


                                   By Ira A. Mermelstein
                                      ---------------------------------
                                      Name: Ira A. Mermelstein
                                      Title: Vice President


                                   BankAmerica Business Credit, Inc., as a
                                   Lender


                                   By /s/ Joseph Becker
                                      ---------------------------------
                                      Name: Joseph Becker
                                      Title: VP


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